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                                  United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

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Name:  ProFunds ETF Trust



Address of Principal Business Office (No. & Street, City, Sate, Zip Code):

7501 Wisconsin Avenue
Suite 1000
Bethesda, MD 20814

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

         Yes [X]    No [ ]



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                                   Signatures

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York on the 5th day of June 2002.

                                                 ProFunds ETF Trust

                                                 By: /s/ Michael L. Sapir
                                                     --------------------
                                                     Initial Trustee

Attest: /s/ Louis M. Mayberg
        --------------------
        Initial Trustee